Exhibit 99.2

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Bob Sullivan - Senior Vice President, Investor Relations & Capital Markets

Good morning and welcome to LandAmerica's conference call to review fourth quarter and full year 2006 earnings. Joining me today are Chairman and Chief Executive Officer, Ted Chandler, and Chief Financial Officer, Bill Evans. Ted will open our call with an overview of fourth quarter and full year results and then turn it over to Bill for more detail. Following that, we will open the call to your questions.

The company cautions listeners that any statements made regarding the company's future financial condition, results of operations and business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For a description of such risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2005 and other reports from time-to-time filed with or furnished to the Securities and Exchange Commission. The company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The company disclaims any duty to update any forward-looking statements made on this call.

Now, I’d like to turn the call over to Ted Chandler.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Ted Chandler - Chairman & Chief Executive Officer

Good morning and thank you for joining us.

Fourth quarter and full year 2006 reflect mixed results. Our commercial Title and non-title Operations, Lender Services and Financial Services showed improvement. However the slower real estate market affected our Residential and Agency Title Operations, as overall U.S. residential mortgage originations were down 17% for full year 2006.

Our consolidated operating revenue was fairly strong at $1.1 billion in fourth quarter 2006, a decrease of 1.3% from fourth quarter 2005. Net income for fourth quarter 2006 was a rather disappointing $34.3 million, or $1.95 per diluted share versus last year’s fourth quarter results of $59.8 million, or $3.40 per diluted share.

Our consolidated operating revenue was $3.9 billion for full year 2006, a 0.8% increase from full year 2005, another good result for such a down industry year. However, net income for full year 2006 was only $98.8 million, or $5.61 per diluted share versus last year’s $165.6 million, or $9.29 per diluted share.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Now I will provide some overview comments for each business and actions we are taking to improve results, Bill will then provide greater financial details.

Our national Title market share position, which is reported on a quarter lag, improved from 18.2% in third quarter 2005 to 18.6% in third quarter 2006, before incorporating the merger with Capital Title into that calculation. This is almost entirely organic growth which shows once again that our sales leadership model is working.

Capital Title’s results are in for all of fourth quarter 2006 bringing greater presence in the key states of California, Nevada and Arizona along with additional scale in Lender Services. The addition of Capital Title increased our national market share to 19.5% as of September 30, 2006.

Our Commercial operation continued to be a market leader and turned in a strong quarterly result and a solid full-year performance relative to strong comps last year. We have previously stated that commercial business appeared to be at a plateau albeit at a high level. Well the business is up 20% fourth quarter 2006 over fourth quarter 2005 with combined title and non-title commercial revenue. So much for my plateau prediction.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Lender and Financial Services are showing steady improvement. For full year 2006, Lender Services had operating income before taxes of $26.4 million and Financial Services was $17.7 million.

Our return on equity for 2006 was a disappointing 7.4% which is below our expectations as to where we should be for the current real estate environment. The redomestication of our principal underwriters to Nebraska in 2006 and a continued emphasis on expense reductions in 2007 combined with a technology consolidation efficiency project - which we call Project Fusion - will position us for a better ROE even if the real estate environment does not improve.

Title headcount before Capital Title is down over 1,500 FTE’s or 14% from peak August 2005 levels. We will continue to adjust headcount to reflect order flows.

As we discussed last quarter, Project Fusion is a company-wide initiative to reduce the complexity and costs of our over 300 operating systems. We have begun retiring some of these systems and will be down to a substantially reduced number of applications when completely phased in by end of year 2008. These combined efforts of headcount management and Fusion will help our operating results.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

As for managing the equity part of ROE, the successful redomestication of our three principal underwriters to Nebraska last year will provide us with significant additional dividends in 2007 and 2008 as statutory premiums upstream excess Statutory reserves over GAAP reserves are reduced.

As of year-end 2006, we had $327 million of cash sources for 2007: $100 million of cash on hand plus a very strong $227 million of after tax Statutory earnings for 2006, which reflected underlying results plus a release from the statutory claims reserve excess over GAAP. In addition, during 2007 we will receive dividends from Lender Services and Financial Services.

Adding to this financial flexibility, in 2008 a dividend can be paid to the Company from after-tax Statutory earnings for 2007 which will reflect underlying results plus a release from the Statutory claims reserve excess over GAAP which as of year-end 2006 was $161 million pre-tax.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

The uses of excess cash in 2007 are expected to include the pay-down of $100 million of debt related to the Capital Title merger, and approximately $40 million needed for interest expense and common dividends. Net of these needs, we are in a position to use excess cash for share repurchases and selective acquisitions. Because our risk-free return on share repurchases is relatively high, that use of capital is particularly attractive.

During the fourth quarter 2006, we repurchased approximately 189,000 of our shares for $12.0 million, at an average cost of $63.56 per share, which brings the program-to-date share repurchases to 681,000 shares. At December 31, 2006, we had approximately 569,000 shares remaining in our authorized repurchase program. Our Board of Directors has just approved an additional share repurchase authorization for 1.5 million shares, bringing our remaining share repurchase authority to 2.1 million shares or 12% of our fully diluted shares outstanding as of December 31, 2006. We have a history of executing on announced share repurchase plans.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

As to the late breaking news with California. The Office of Administrative Law (“OAL”) disapproved the regulatory actions in their entirety. We are clearly pleased with this result. The OAL will send a written decision detailing the reasons for the disapproval to the Department of Insurance (“DOI”) in seven days. The DOI has 120 days to respond, if they choose to do so.

As to the rest of the regulatory environment, multiple states are examining pricing levels and title insurance regulations. We continue to provide data to various states and when given the opportunity to present our value proposition and the costs required to deliver on it, there is a growing regulatory realization that our risk mitigation and closing services are essential for the U.S. real estate economy.

Now let me turn to Bill for further financial comment.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Bill Evans - Executive Vice President & Chief Financial Officers

Thank you, Ted. Good morning. Net income for fourth quarter 2006 was $34.3 million, or $1.95 per diluted share. Net income for fourth quarter 2005 was $59.8 million, or $3.40 per diluted share. The decrease in net income in fourth quarter 2006 compared to fourth quarter 2005 was primarily due to lower volumes in the residential business, a higher claims provision ratio in the Title Operations segment and a write down in the value of certain title plants. The decrease in net income was offset in part by strong commercial business.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Starting with our largest segment, operating revenue for Title Operations was $944.0 million in fourth quarter 2006, a decrease of 3.5 percent from fourth quarter 2005. Capital Title contributed approximately $53.1 million to operating revenue in fourth quarter 2006, so without this merger the decline would have been about 9.0%. Direct orders opened were 275,100 for fourth quarter 2006 compared to 266,900 in third quarter 2006 and 267,400 in fourth quarter 2005. Open order count for January 2007 was approximately 96,900, the strongest open order count since October. We use this metric as a barometer for the relative strength of future residential volumes and we are cautiously encouraged to see the “up tic” in open orders for January. From a mix perspective, agency revenue was 52.4 percent of the total, a decrease from 59.6 percent in last year’s fourth quarter. Direct revenue was 47.6 percent of the total and represented an increase from 40.4 percent from the prior year’s fourth quarter. Almost half of this shift in mix resulted from the merger with Capital Title.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Revenue from our direct commercial title operations was $118.1 million in fourth quarter 2006 compared to $104.1 million in fourth quarter 2005, or an increase of 13.4%. While we saw commercial revenue drop slightly in the third quarter 2006, commercial revenue surged ahead during the fourth quarter 2006 to finish the year strong.

Our provision for losses was 5.4 percent of Title Operations operating revenue for fourth quarter 2006, returning to a more normalized level from the 8.0 percent seen in third quarter 2006. Our provision for losses was 4.8 percent in fourth quarter 2005.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Pretax earnings for Title Operations for fourth quarter 2006 were $54.7 million compared to $106.3 million for fourth quarter 2005. As mentioned previously, there were several factors that had a drag on results in fourth quarter 2006. Primarily significant declines in volume occurred in regions where we have concentrations of infrastructure, particularly in the west region. From a cost management perspective, we reduced FTE’s by approximately 500 during fourth quarter 2006, bringing total FTE reductions in title operations, from peak levels, on a same store basis, to about 1,550. Additionally, we closed about 20 offices during fourth quarter 2006. The positive effects of these actions were not fully reflected in fourth quarter 2006 results. Personnel costs in the title segment in fourth quarter 2006 showed a year-over-year increase of about $42 million. Capital Title accounted for about $38 million of this and an additional $20 million of increase resulted from consolidating entities previously accounted for as equity investments. Excluding these two items, personnel costs in the title segment showed a year-to-year decline.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Fourth quarter 2006 was the first full quarter of having Capital Title in our results. Within those operations, we incurred added costs such as stay-on bonuses and severance. As we have indicated, we now expect cost synergies to total about $16 million on an annualized basis.

Turning to our Lenders Services segment, operating revenue was $75.6 million in fourth quarter 2006 compared to $62.4 million in fourth quarter 2005, an increase of more than 20%. Pretax earnings in fourth quarter 2006 were $14.2 million compared to $8.0 million in fourth quarter 2005. Before the impact of acquisitions, operating revenue for the Lender Services segment was $61.8 million and pretax earnings were $15.5 million.

Let’s now move to some balance sheet highlights. Cash and investments were $1.9 billion, our claims reserve increased to $789.1 million, and shareholders’ equity was approximately $1.4 billion. Book value per share at the end of the quarter was $79.29.

LANDAMERICA FINANCIAL GROUP, INC.
Fourth Quarter & Full Year 2006 Results
February 22, 2007

Year to date, we have generated $178.6 million of cash flow from operations compared to $422.5 million of cash provided by operations in 2005. The decrease reflects the timing of payments for federal income taxes and other accrued expenses.

This concludes our prepared remarks and at this time, we would like to open the call to your questions.